Exhibit 1.01

STERIS plc

Conflict Minerals Report for the Reporting Period from January 1, 2015 to December 31, 2015

Introduction

On November 2, 2015 STERIS Corporation (“Old STERIS”) completed a combination with Synergy Health plc, a public limited company organized under the laws of England and Wales (“Synergy”). As a result of the combination, STERIS plc became the ultimate parent company of Old STERIS (and successor issuer to Old STERIS) and Synergy. Therefore, as used in this Conflict Minerals Report, references to “STERIS,” “we,” “us,” or “our” refer to STERIS plc from and after November 2, 2015 and refer to Old STERIS for the period prior to November 2, 2015.

This Conflict Minerals Report is filed by STERIS for the reporting period from January 1, 2015 to December 31, 2015 as Exhibit 1.01 to STERIS’s Form SD pursuant to the requirements of Rule 13p-1 of the Securities Exchange Act of 1934, as amended (the “Rule”), which was promulgated pursuant to the requirements of Section 1502 of the Dodd-Frank Wall Street Reform and Consumer Protection Act. The Rule requires the annual filing with the Securities and Exchange Commission (“SEC”) of a Form SD, together with this Report (if relevant) as an Exhibit to Form SD, by STERIS regarding the sourcing of those conflict minerals (as defined below) contained in the products that STERIS and its subsidiaries (collectively, the “Company”) manufacture or contract to manufacture if the conflict minerals are necessary to the production or functionality of the products. Conflict minerals are defined as columbite-tantalite (also known as coltan, the metal ore from which tantalum is extracted), cassiterite (the metal ore from which tin is extracted), gold, and wolframite (the metal ore from which tungsten is extracted), or their derivatives, or any other mineral or its derivatives designated in specified circumstances by the U.S. Secretary of State to be financing conflict in the Democratic Republic of the Congo or an adjoining country (the “Covered Countries”). These conflict minerals are currently limited to tin, tantalum, tungsten and gold.

As permitted by applicable guidance of the SEC, the Company has not obtained an independent private sector audit for this Conflict Minerals Report.

The Company

The Company is a leading provider of infection prevention and other procedural products and services focused primarily on healthcare, pharmaceuticals, and research. Products manufactured or otherwise offered by the Company include the following: sterilizers, anti-bacterial wipes, generators and liquid chemical sterilant processing systems; automated washer/disinfector systems; general and specialty surgical tables; surgical and examination lights, equipment management systems, warming cabinets, and other complementary products and accessories; high purity water equipment; operating room storage cabinets and scrub sinks; wound dressings and gastrointestinal endoscopy accessories and replacement parts; and cleaning chemistries and sterility assurance products and cleansing products.

Company Supply Chains

The Company manufactures its products from components, raw materials and other materials purchased from third-party suppliers. These suppliers are located all over the world. The Company utilizes several different supply chains to support its manufacturing operations. In many cases there are numerous upstream layers involved in the Company supply chains, with the Company being a remote distance downstream from the smelter or refiner at which the conflict minerals are processed. We do not purchase any conflict minerals directly from miners, smelters or refiners. Therefore, we must rely on our direct and indirect suppliers to provide information about the origin of any conflict minerals in our products.

Reasonable Country of Origin Inquiry

We reviewed and analyzed the components and other materials contained in products manufactured in the facilities served by the majority of our supply chains and added two manufacturing subsidiaries in this reporting period: Wedge Manufacturing, Inc. and Sercon Industria E Comercio De Aparelhos Medicos Hospitalares LTDA, and then determined which of those components and materials might be reasonably likely to contain necessary conflict minerals and which businesses were supplying us those components and other materials. As a result of such review, we identified three hundred fourteen (314) suppliers who supplied us components and other materials for products that we manufactured that might be reasonably likely to contain necessary conflict minerals.

We engaged iPoint Inc., a third party consultant (“iPoint”), to assist us in reaching out to the applicable suppliers. Suppliers were requested to provide and/or update RCOI information through the use of the iPoint Conflict Minerals Platform (“iPCMP”) or the Conflict Minerals Reporting Template (“CMRT”) developed by the Conflict-Free Sourcing Initiative (“CFSI”). Both the iPCMP and CMRT feature the same questionnaire that requests direct suppliers to identify the smelters and refiners and countries of origin of the conflict minerals in products they supply to the Company. We also asked the suppliers to document all steps they took to collect and preserve the information and documentation.

We followed up with suppliers who did not respond to our requests for information or claimed they were under no obligation to respond to us either because they were distributors or were located outside of the US or were sold to non-US operations. In some cases, we made multiple follow-up requests to the same supplier. We accomplished a measurable improvement in the rate of responses from our suppliers over calendar year 2014 and received completed responses from 32% of the applicable suppliers. We compared the data obtained from our suppliers’ responses to information that had been collected and verified by third parties, including information from the CFSI website and information in iPoint’s database.

Some of our suppliers have not yet responded to our inquiries despite in some cases a number of follow-up requests, and many of the responses we have received continue to be incomplete and/or appear to contain incorrect information. In addition, those of our suppliers who provided country of origin information for the necessary conflict minerals did not designate which country of origin was associated with particular products that we purchased from them. Where applicable suppliers indicated that they did source from Covered Countries, we reviewed their responses to attempt to confirm the accuracy of their claims. Some but not all of those suppliers provided additional information to support their claims.

In the course of our RCOI, we were not able to definitively confirm the country of origin of the conflict minerals that were contained in the materials or products that we purchased from our suppliers or to determine whether those conflict minerals were from recycled or scrap sources. Therefore, we have concluded that some of our products manufactured during the reporting period contain necessary conflict minerals that may have originated in the Covered Countries or may not be from recycled or scrap sources. Accordingly, we performed due diligence in an effort to determine the source and chain of custody of these necessary conflict minerals.

Due Diligence

We conducted due diligence on the source and chain of custody of the necessary conflict minerals contained in our products.

Design of Due Diligence Measures

The Company’s due diligence measures were designed to conform in all material respects with the due diligence framework in the Organisation for Economic Co-operation and Development (“OECD”) Due Diligence Guidance for Responsible Supply Chains of Minerals from Conflict–Affected and High-Risk Areas (“OECD Guidance”) and the related supplements for tin, tantalum, and tungsten and for gold.

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Due Diligence Measures Performed

Due diligence measures performed for calendar year 2015 consisted of the following:

1. OECD Step #1: Establish and Maintain Strong Company Management Systems. The Company maintains a Conflict Minerals Sourcing Policy that is communicated to the public via STERIS’s website at https://www.steris.com/about/conflict_minerals_sourcing_policy/. The content of any website referred to in this Conflict Minerals Report is not incorporated by reference in this Conflict Minerals Report. Our suppliers were advised of the existence of this Policy and were directed to the website in order to review it. We also invited suppliers to hosted calls and webinars to further their education on conflict minerals generally and respond to questions and concerns. Suppliers were invited to contact the Company with any conflict minerals questions or grievances via a dedicated email address listed on the website.

A group of Company employees representing regulatory, strategic sourcing, research and development and legal was utilized initially to carry out the Company’s due diligence measures. This group was led by a senior regulatory employee, who reports to STERIS’s Senior Vice President and Chief Compliance Officer. iPoint reviewed our suppliers’ responses on behalf of the Company, identified response deficiencies and provided feedback to suppliers regarding their responses, all under the supervision of the Company’s senior regulatory employee, who also coordinated with other Company personnel where appropriate. Status reports were periodically provided by STERIS’s Senior Vice President and Chief Compliance Officer to senior management and the STERIS’s Board of Directors. It is the Company’s document retention policy to retain supplier responses and other communications and information relating to conflict minerals for at least five (5) years. We continue to be members of the CFSI, which gives us access to CFSI’s reasonable country of origin data.

2. OECD Step #2: Identify and Assess Supply Chain Risk. iPoint reviewed on our behalf all responses received from our suppliers and followed-up on our behalf regarding incomplete responses and responses that appeared to be inaccurate. iPoint also provided individual feedback reports to each supplier, which included recommendations for acquiring correct information. We provided information to the suppliers and offered assistance about the specifics of the Rule through free webinar trainings. iPoint reviewed the lists of smelters and refiners provided by our suppliers and validated and cross-referenced that smelter and refiner information against information available through the CFSI website. We provided information to our suppliers as to whether the smelters and refiners they listed were known smelters or refiners, including whether they had been audited and certified by the Conflict-Free Smelter Program (“CFSP”) or by CFSP recognized programs (including the London Bullion Market Exchange (“LBMA”) Responsible Gold Programme, the Responsible Jewellery Council (“RJC”) and the Tungsten Industry-Conflict Minerals Council (“TI-CMC”)) or were not verified conflict free smelters or refiners or were of unknown status.

3. OECD Step #3: Design and Implement a Strategy to Respond to Identified Risks. As noted above, Senior STERIS management and our Board of Directors were periodically briefed by STERIS’s Senior Vice President and Chief Compliance Officer with respect to the Company’s conflict minerals compliance activities. Also as noted above, we followed-up with nonresponding suppliers and suppliers who provided incomplete responses or responses we believed to be inaccurate. We provided information to certain suppliers about the Rule and why we must obtain conflict minerals information. We made them aware of our Conflict Minerals Sourcing Policy and the potential consequences to suppliers of noncompliance. We also advised all suppliers who provided us information determined to be inaccurate that we expected them to address identified errors in 2016.

4. OECD Step #4: Carry Out Independent Third-Party Audit of Smelter/Refiner’s Due Diligence Practices. We do not have a direct relationship with smelters or refiners of conflict minerals. Therefore, we do not carry out audits of smelters or refiners identified by our suppliers as being in their supply chains. However, we support audits conducted by third-parties as part of the CFSI of which we are a member (member code: STER).

5. OECD Step #5: Report Annually on Supply Chain Due Diligence. This Conflict Minerals Report is publicly available on our website at www.steris.com/about/ir/sec.cfm and is filed with the SEC.

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Results of Review

Despite our due diligence efforts, we were not able to definitively confirm the source and chain of custody of our necessary conflict minerals.

1. Facilities Used to Process Necessary Conflict Minerals.

As a result of our due diligence, we obtained information from some suppliers about smelters and refiners that process the necessary conflict minerals in our suppliers’ supply chains. 52 of our suppliers provided the names of at least some smelters and refiners in their supply chains. All of our suppliers that provided the names of smelters and refiners provided their responses at a company or divisional level, and none of them specified which of the identified smelters or refiners processed our necessary conflict minerals. Our suppliers identified a total of 612 smelters and refiners that may have processed the necessary conflict minerals contained in their materials or products. iPoint reviewed the lists of smelters and refiners provided by our suppliers and compared them to the various lists on the CFSI website and determined that, as of May 18, 2016, 212 of those smelters and refiners had received a conflict-free/CFSP compliant designation by the CFSP program, 34 were considered “active” in the CFSP process, 56 were known to be legitimate smelters or refiners but not compliant or active, and 310 were alleged but not confirmed to be smelters or refiners.

Based upon the information we received from our suppliers and the rest of our due diligence efforts, we do not have sufficient information to determine the facilities that processed our necessary 3TG. However, based on the information provided by our suppliers and from the CFSP website, we believe that the facilities that may have been used to process the 3TG minerals contained in our products include, but may not be limited to, the CFSP compliant smelters and refiners listed in Appendix A.

2. Countries of Origin of Our Necessary Conflict Minerals.

52 of our suppliers provided us country of origin information, but they all did so on a company-wide basis and did not designate which country of origin was associated with particular products we purchased from them. Using the information available to us as CFSI members, we were able to gather information about countries of origin relating to the smelters and refiners named by our suppliers, but we are not able to determine the country of origin of the specific conflict minerals that were contained in our products that we purchased from our suppliers. The list of countries of origin that, according to the CFSP website, were associated with the CFSP compliant smelters and refiners listed on Appendix A is attached as Appendix B.

3. Efforts to Determine Mine or Location of Origin.

We have determined that the most reasonable effort we can make to determine the mines or locations of origin of our necessary conflict minerals is to seek information from our direct suppliers about the smelters and refiners and the countries of origin of the necessary conflict minerals in our supply chain and to ask our suppliers to make the same inquiries from their suppliers.

Steps Taken and Being Taken to Mitigate Risk

As noted above, for the 2015 calendar year, the Company continued working with iPoint to assist with the Company’s RCOI and due diligence process, increasing the number of suppliers included in our RCOI to include all of the applicable suppliers of two additional manufacturing subsidiaries, Wedge Manufacturing, Inc. and Sercon Industria E Comercio De Aparelhos Medicos Hospitalares LTDA. In 2015 we also increased follow-up efforts to obtain more complete information regarding countries of origin, smelters and refiners. These efforts have increased the number of validated responses received. We also began including conflict minerals flow-down provisions in certain of our supplier contracts. We also have developed a work instruction for the comprehensive conflict minerals program implemented in 2015 for the Company and iPoint.

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During 2016, the Company expects to continue to increase follow-up efforts with suppliers who were contacted for the 2015 reporting period for more complete information regarding countries of origin, smelters and refiners, as well as to request information from new suppliers, certain suppliers to recently acquired businesses, and suppliers of new products. The Company also expects to continue providing additional background and educational information for suppliers where necessary to facilitate obtaining responses. The Company also expects to continue including, where reasonably practicable, flow-down or other disclosure clauses regarding conflict minerals in new supply contracts and supplier contract renewals.

Forward-Looking Statements

Certain statements contained in this Report, including those made under the “Steps Taken and Being Taken to Mitigate Risk” section, reflect the Company’s expectations with respect to future performance and constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements include, among other things, statements of the plans and objectives of management for future operations. These statements are subject to a variety of uncertainties, unknown risks and other factors concerning the Company’s operations and business environment, which are difficult to predict and are beyond the control of the Company.

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APPENDIX A

Alias	Metal	Smelter ID
Allgemeine Gold-und Silberscheideanstalt A.G.	Gold	CID000035
AngloGold Ashanti Córrego do Sítio Mineração	Gold	CID000058
Argor-Heraeus S.A.	Gold	CID000077
Asahi Pretec Corp.	Gold	CID000082
Asahi Refining Canada Ltd.	Gold	CID000924
Asahi Refining USA Inc.	Gold	CID000920
Asaka Riken Co., Ltd.	Gold	CID000090
Atasay Kuyumculuk Sanayi Ve Ticaret A.S.	Gold	CID000103
Aurubis AG	Gold	CID000113
Bangko Sentral ng Pilipinas (Central Bank of the Philippines)	Gold	CID000128
Boliden AB	Gold	CID000157
C. Hafner GmbH + Co. KG	Gold	CID000176
CCR Refinery - Glencore Canada Corporation	Gold	CID000185
Chimet S.p.A.	Gold	CID000233
DODUCO GmbH	Gold	CID000362
Dowa	Gold	CID000401
Eco-System Recycling Co., Ltd.	Gold	CID000425
Elemetal Refining, LLC	Gold	CID001322
Emirates Gold DMCC	Gold	CID002561
Heimerle + Meule GmbH	Gold	CID000694
Heraeus Ltd. Hong Kong	Gold	CID000707
Heraeus Precious Metals GmbH & Co. KG	Gold	CID000711
Ishifuku Metal Industry Co., Ltd.	Gold	CID000807
Istanbul Gold Refinery	Gold	CID000814
Japan Mint	Gold	CID000823
Jiangxi Copper Co., Ltd.	Gold	CID000855
JSC Ekaterinburg Non-Ferrous Metal Processing Plant	Gold	CID000927
JSC Uralelectromed	Gold	CID000929
JX Nippon Mining & Metals Co., Ltd.	Gold	CID000937
Kazzinc	Gold	CID000957
Kennecott Utah Copper LLC	Gold	CID000969
Kojima Chemicals Co., Ltd.	Gold	CID000981
LS-NIKKO Copper Inc.	Gold	CID001078
Materion	Gold	CID001113
Matsuda Sangyo Co., Ltd.	Gold	CID001119
Metalor Technologies (Hong Kong) Ltd.	Gold	CID001149
Metalor Technologies (Singapore) Pte., Ltd.	Gold	CID001152
Metalor Technologies S.A.	Gold	CID001153
Metalor USA Refining Corporation	Gold	CID001157

APPENDIX A

METALÚRGICA MET-MEX PEÑOLES, S.A. DE C.V	Gold	CID001161
Mitsubishi Materials Corporation	Gold	CID001188
Mitsui Mining and Smelting Co., Ltd.	Gold	CID001193
MMTC-PAMP India Pvt., Ltd.	Gold	CID002509
Moscow Special Alloys Processing Plant	Gold	CID001204
Nadir Metal Rafineri San. Ve Tic. A.Ş.	Gold	CID001220
Nihon Material Co., Ltd.	Gold	CID001259
Ögussa Österreichische Gold- und Silber-Scheideanstalt GmbH	Gold	CID002779
Ohura Precious Metal Industry Co., Ltd.	Gold	CID001325
OJSC “The Gulidov Krasnoyarsk Non-Ferrous Metals Plant” (OJSC Krastsvetmet)	Gold	CID001326
OJSC Novosibirsk Refinery	Gold	CID000493
PAMP S.A.	Gold	CID001352
Prioksky Plant of Non-Ferrous Metals	Gold	CID001386
PT Aneka Tambang (Persero) Tbk	Gold	CID001397
PX Précinox S.A.	Gold	CID001498
Rand Refinery (Pty) Ltd.	Gold	CID001512
Republic Metals Corporation	Gold	CID002510
Royal Canadian Mint	Gold	CID001534
Schone Edelmetaal B.V.	Gold	CID001573
SEMPSA Joyería Platería S.A.	Gold	CID001585
Shandong Zhaojin Gold & Silver Refinery Co., Ltd.	Gold	CID001622
Sichuan Tianze Precious Metals Co., Ltd.	Gold	CID001736
Singway Technology Co., Ltd.	Gold	CID002516
SOE Shyolkovsky Factory of Secondary Precious Metals	Gold	CID001756
Solar Applied Materials Technology Corp.	Gold	CID001761
Sumitomo Metal Mining Co., Ltd.	Gold	CID001798
T.C.A S.p.A	Gold	CID002580
Tanaka Kikinzoku Kogyo K.K.	Gold	CID001875
The Refinery of Shandong Gold Mining Co., Ltd.	Gold	CID001916
Tokuriki Honten Co., Ltd.	Gold	CID001938
Umicore Brasil Ltda.	Gold	CID001977
Umicore Precious Metals Thailand	Gold	CID002314
Umicore S.A. Business Unit Precious Metals Refining	Gold	CID001980
United Precious Metal Refining, Inc.	Gold	CID001993
Valcambi S.A.	Gold	CID002003
Western Australian Mint trading as The Perth Mint	Gold	CID002030
Yamamoto Precious Metal Co., Ltd.	Gold	CID002100
Yokohama Metal Co., Ltd.	Gold	CID002129
Zhongyuan Gold Smelter of Zhongjin Gold Corporation	Gold	CID002224
Zijin Mining Group Co., Ltd. Gold Refinery	Gold	CID002243

APPENDIX A

Changsha South Tantalum Niobium Co., Ltd.	Tantalum	CID000211
Conghua Tantalum and Niobium Smeltry	Tantalum	CID000291
D Block Metals, LLC	Tantalum	CID002504
Duoluoshan	Tantalum	CID000410
Exotech Inc.	Tantalum	CID000456
F&X Electro-Materials Ltd.	Tantalum	CID000460
FIR Metals & Resource Ltd.	Tantalum	CID002505
Global Advanced Metals Aizu	Tantalum	CID002558
Global Advanced Metals Boyertown	Tantalum	CID002557
Guangdong Zhiyuan New Material Co., Ltd.	Tantalum	CID000616
H.C. Starck Co., Ltd.	Tantalum	CID002544
H.C. Starck GmbH Goslar	Tantalum	CID002545
H.C. Starck GmbH Laufenburg	Tantalum	CID002546
H.C. Starck Hermsdorf GmbH	Tantalum	CID002547
H.C. Starck Inc.	Tantalum	CID002548
H.C. Starck Ltd.	Tantalum	CID002549
H.C. Starck Smelting GmbH & Co. KG	Tantalum	CID002550
Hengyang King Xing Lifeng New Materials Co., Ltd.	Tantalum	CID002492
Hi-Temp Specialty Metals, Inc.	Tantalum	CID000731
Jiangxi Dinghai Tantalum & Niobium Co., Ltd.	Tantalum	CID002512
Jiangxi Tuohong New Raw Material	Tantalum	CID002842
JiuJiang JinXin Nonferrous Metals Co., Ltd.	Tantalum	CID000914
Jiujiang Tanbre Co., Ltd.	Tantalum	CID000917
Jiujiang Zhongao Tantalum & Niobium Co., Ltd.	Tantalum	CID002506
KEMET Blue Metals	Tantalum	CID002539
KEMET Blue Powder	Tantalum	CID002568
King-Tan Tantalum Industry Ltd.	Tantalum	CID000973
LSM Brasil S.A.	Tantalum	CID001076
Metallurgical Products India Pvt., Ltd.	Tantalum	CID001163
Mineração Taboca S.A.	Tantalum	CID001175
Mitsui Mining & Smelting	Tantalum	CID001192
Molycorp Silmet A.S.	Tantalum	CID001200
Ningxia Orient Tantalum Industry Co., Ltd.	Tantalum	CID001277
Plansee SE Liezen	Tantalum	CID002540
Plansee SE Reutte	Tantalum	CID002556
QuantumClean	Tantalum	CID001508
Resind Indústria e Comércio Ltda.	Tantalum	CID002707
RFH Tantalum Smeltry Co., Ltd.	Tantalum	CID001522
Solikamsk Magnesium Works OAO	Tantalum	CID001769
Taki Chemicals	Tantalum	CID001869

APPENDIX A

Telex Metals	Tantalum	CID001891
Tranzact, Inc.	Tantalum	CID002571
Ulba Metallurgical Plant JSC	Tantalum	CID001969
XinXing HaoRong Electronic Material Co., Ltd.	Tantalum	CID002508
Yichun Jin Yang Rare Metal Co., Ltd.	Tantalum	CID002307
Zhuzhou Cemented Carbide	Tantalum	CID002232
Alpha	Tin	CID000292
China Tin Group Co., Ltd.	Tin	CID001070
Cooperativa Metalurgica de Rondônia Ltda.	Tin	CID000295
CV Ayi Jaya	Tin	CID002570
CV Gita Pesona	Tin	CID000306
CV Serumpun Sebalai	Tin	CID000313
CV United Smelting	Tin	CID000315
CV Venus Inti Perkasa	Tin	CID002455
Dowa	Tin	CID000402
Elmet S.L.U. (Metallo Group)	Tin	CID002774
EM Vinto	Tin	CID000438
Fenix Metals	Tin	CID000468
Gejiu Non-Ferrous Metal Processing Co., Ltd.	Tin	CID000538
Jiangxi Ketai Advanced Material Co., Ltd.	Tin	CID000244
Magnu’s Minerais Metais e Ligas Ltda.	Tin	CID002468
Malaysia Smelting Corporation (MSC)	Tin	CID001105
Melt Metais e Ligas S.A.	Tin	CID002500
Metallic Resources, Inc.	Tin	CID001142
Metallo-Chimique N.V.	Tin	CID002773
Mineração Taboca S.A.	Tin	CID001173
Minsur	Tin	CID001182
Mitsubishi Materials Corporation	Tin	CID001191
O.M. Manufacturing (Thailand) Co., Ltd.	Tin	CID001314
O.M. Manufacturing Philippines, Inc.	Tin	CID002517
Operaciones Metalurgical S.A.	Tin	CID001337
PT Aries Kencana Sejahtera	Tin	CID000309
PT Artha Cipta Langgeng	Tin	CID001399
PT ATD Makmur Mandiri Jaya	Tin	CID002503
PT Babel Inti Perkasa	Tin	CID001402
PT Bangka Prima Tin	Tin	CID002776
PT Bangka Tin Industry	Tin	CID001419
PT Belitung Industri Sejahtera	Tin	CID001421
PT BilliTin Makmur Lestari	Tin	CID001424
PT Bukit Timah	Tin	CID001428

APPENDIX A

PT Cipta Persada Mulia	Tin	CID002696
PT DS Jaya Abadi	Tin	CID001434
PT Eunindo Usaha Mandiri	Tin	CID001438
PT Inti Stania Prima	Tin	CID002530
PT Justindo	Tin	CID000307
PT Mitra Stania Prima	Tin	CID001453
PT Panca Mega Persada	Tin	CID001457
PT Prima Timah Utama	Tin	CID001458
PT Refined Bangka Tin	Tin	CID001460
PT Sariwiguna Binasentosa	Tin	CID001463
PT Stanindo Inti Perkasa	Tin	CID001468
PT Sukses Inti Makmur	Tin	CID002816
PT Sumber Jaya Indah	Tin	CID001471
PT Timah (Persero) Tbk Kundur	Tin	CID001477
PT Timah (Persero) Tbk Mentok	Tin	CID001482
PT Tinindo Inter Nusa	Tin	CID001490
PT Tommy Utama	Tin	CID001493
PT Wahana Perkit Jaya	Tin	CID002479
Resind Indústria e Comércio Ltda.	Tin	CID002706
Rui Da Hung	Tin	CID001539
Soft Metais Ltda.	Tin	CID001758
Thaisarco	Tin	CID001898
VQB Mineral and Trading Group JSC	Tin	CID002015
White Solder Metalurgia e Mineração Ltda.	Tin	CID002036
Yunnan Tin Group (Holding) Company Limited	Tin	CID002180
A.L.M.T. TUNGSTEN Corp.	Tungsten	CID000004
Asia Tungsten Products Vietnam Ltd.	Tungsten	CID002502
Chenzhou Diamond Tungsten Products Co., Ltd.	Tungsten	CID002513
Chongyi Zhangyuan Tungsten Co., Ltd.	Tungsten	CID000258
Fujian Jinxin Tungsten Co., Ltd.	Tungsten	CID000499
Ganzhou Huaxing Tungsten Products Co., Ltd.	Tungsten	CID000875
Ganzhou Jiangwu Ferrotungsten Co., Ltd.	Tungsten	CID002315
Ganzhou Seadragon W & Mo Co., Ltd.	Tungsten	CID002494
Ganzhou Yatai Tungsten Co., Ltd.	Tungsten	CID002536
Global Tungsten & Powders Corp.	Tungsten	CID000568
Guangdong Xianglu Tungsten Co., Ltd.	Tungsten	CID000218
H.C. Starck GmbH	Tungsten	CID002541
H.C. Starck Smelting GmbH & Co.KG	Tungsten	CID002542
Hunan Chenzhou Mining Co., Ltd.	Tungsten	CID000766
Hunan Chunchang Nonferrous Metals Co., Ltd.	Tungsten	CID000769

APPENDIX A

Hydrometallurg, JSC	Tungsten	CID002649
Japan New Metals Co., Ltd.	Tungsten	CID000825
Jiangxi Gan Bei Tungsten Co., Ltd.	Tungsten	CID002321
Jiangxi Xiushui Xianggan Nonferrous Metals Co., Ltd.	Tungsten	CID002535
Kennametal Huntsville	Tungsten	CID000105
Malipo Haiyu Tungsten Co., Ltd.	Tungsten	CID002319
Niagara Refining LLC	Tungsten	CID002589
Nui Phao H.C. Starck Tungsten Chemicals Manufacturing LLC	Tungsten	CID002543
Tejing (Vietnam) Tungsten Co., Ltd.	Tungsten	CID001889
Vietnam Youngsun Tungsten Industry Co., Ltd.	Tungsten	CID002011
Wolfram Bergbau und Hütten AG	Tungsten	CID002044
Xiamen Tungsten Co., Ltd.	Tungsten	CID002082
Xinhai Rendan Shaoguan Tungsten Co., Ltd.	Tungsten	CID002095

APPENDIX B

Gold	Argentina; Australia; Austria; Belgium; Bolivia; Brazil; Cambodia; Canada; Chile; China; Colombia; Côte D’Ivoire; Czech Republic; Djibouti; Ecuador; Egypt; Estonia; Ethiopia; France; Germany; Guyana; Hungary; India; Indonesia; Ireland; Israel; Japan; Kazakhstan; Laos; Luxembourg; Madagascar; Malaysia; Mongolia; Myanmar; Namibia; Netherlands; Nigeria; Peru; Portugal; Russia; Sierra Leone; Singapore; Slovakia; South Korea; Spain; Suriname; Switzerland; Taiwan; Thailand; United Kingdom; United States of America; Vietnam; Zimbabwe

Tantalum	Argentina; Australia; Austria; Belgium; Bolivia; Brazil; Cambodia; Canada; Chile; China; Colombia; Côte D’Ivoire; Czech Republic; Djibouti; Ecuador; Egypt; Estonia; Ethiopia; France; Germany; Guyana; Hungary; India; Indonesia; Ireland; Israel; Japan; Kazakhstan; Laos; Luxembourg; Madagascar; Malaysia; Mongolia Myanmar; Namibia; Netherlands; Nigeria; Peru; Portugal; Russia; Sierra Leone; Singapore; Slovakia; South Korea; Spain; Suriname; Switzerland; Taiwan; Thailand; United Kingdom; United States of America; Vietnam; Zimbabwe; Kenya; Mozambique; South Africa; Angola; Burundi; Central African Republic; Republic of Congo; Rwanda; South Sudan; Tanzania; Uganda; Zambia; DRC

Tin	Argentina; Australia; Austria; Belgium; Bolivia; Brazil; Cambodia; Canada; Chile; China; Colombia; Côte D’Ivoire; Czech Republic; Djibouti; Ecuador; Egypt; Estonia; Ethiopia; France; Germany; Guyana; Hungary; India; Indonesia; Ireland; Israel; Japan; Kazakhstan; Laos; Luxembourg; Madagascar; Malaysia; Mongolia Myanmar; Namibia; Netherlands; Nigeria; Peru; Portugal; Russia; Sierra Leone; Singapore; Slovakia; South Korea; Spain; Suriname; Switzerland; Taiwan; Thailand; United Kingdom; United States of America; Vietnam; Zimbabwe; Kenya; Mozambique; South Africa; Angola; Burundi; Central African Republic; Republic of Congo; Rwanda; South Sudan; Tanzania; Uganda; Zambia; DRC

Tungsten	Argentina; Australia; Austria; Belgium; Bolivia; Brazil; Cambodia; Canada; Chile; China; Colombia Côte D’Ivoire; Czech Republic; Djibouti; Ecuador; Egypt; Estonia; Ethiopia; France; Germany; Guyana; Hungary; India; Indonesia; Ireland; Israel; Japan; Kazakhstan; Laos; Luxembourg; Madagascar; Malaysia; Mongolia; Myanmar; Namibia; Netherlands; Nigeria; Peru; Portugal; Russia; Sierra Leone; Singapore; Slovakia; South Korea; Spain; Suriname; Switzerland; Taiwan; Thailand; United Kingdom; United States of America; Vietnam; Zimbabwe; Angola; Burundi; Central African Republic; Republic of Congo; Rwanda; South Sudan; Tanzania; Uganda; Zambia; DRC